Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Marcy Graham	Jakob Jakobsen
Senior Director, Investor Relations & Corp Comm	Media Contact
Sequenom, Inc.	Chandler Chicco Agency
858-202-9028	310-309-1003
mgraham@sequenom.com	jjakobsen@chandlerchiccocompanies.com

SEQUENOM, INC. REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2012

Company Announces 140% Increase In Diagnostic Volumes Year-Over-Year

SAN DIEGO, Calif. – May 3, 2012—Sequenom, Inc. (NASDAQ: SQNM), a life sciences company providing innovative genetic analysis solutions, today reported revenue of $14.9 million for the first quarter of 2012, an increase of 10% compared to revenue of $13.5 million for the first quarter of 2011. First quarter 2012 revenues from the Sequenom Center for Molecular Medicine (Sequenom CMM) diagnostics services operating segment grew more than 187%, while revenues from the genetic analysis operating segment decreased 14% in the first quarter of 2012 as compared to the prior year period. Net loss for the first quarter of 2012 was $24.5 million, or $0.22 per share, as compared to net loss of $12.7 million, or $0.13 per share for the same period in 2011, reflecting an increase in costs associated primarily with the early commercialization of the Sequenom CMM MaterniT21TM PLUS laboratory developed test (LDT).

As to be expected in the first year following the launch of a new LDT, gross margin was reduced in the first quarter of 2012 as compared to the same period one year ago, falling to 36% of revenue as compared to gross margin of 63% for the first quarter of 2011. Diagnostic services revenue is primarily recognized when cash is received and costs are recognized at the time services are performed. The delay in revenue recognition results in a decrease in gross margin, which is significantly magnified by increasing test volumes. Therefore, diagnostic revenue recognized in the current period does not relate directly to the costs incurred in the same period. This will continue until such time as the company converts to accrual accounting for diagnostic services revenue which is expected when sufficient reimbursement history has been established.

Gross margin is expected to continue to fluctuate on a quarterly basis due primarily to changes in sales volumes and the timing of cash receipts. During the first quarter of 2012, gross margin on diagnostic services revenue was negative, while gross margin on genetic analysis revenues increased by 3% to 74%, primarily due to a change in product mix, with higher margin consumables comprising a larger percentage of overall segment revenues.

Total operating expenses for the first quarter of 2012 were $29.8 million, as compared to total expenses of $21.6 million for the first quarter of 2011. This change reflects increased selling and marketing expenses resulting primarily from higher labor costs associated with increased headcount and an expanded diagnostic sales force, as well as increased research and development expenses associated with facilities allocation and overhead, higher operational supply expenses and labor related costs.

General and administrative expenses also increased for the first quarter, primarily due to increased facilities and legal expenses as compared to the same period one year ago. Total stock-based compensation expense was $2.9 million for the first quarter of 2012, as compared to $2.6 million as recorded during the first quarter in 2011.

“Our performance during the quarter reflects the successful achievement of our operational goals throughout the organization, specifically those associated with the expansion of Sequenom CMM’s testing services and the launch and rapid adoption of the MaterniT21™ PLUS laboratory developed test,” said Paul V. Maier, Sequenom’s CFO. “We ended the quarter with a favorable cash position as we continued to strengthen our balance sheet, raising $58.2 million during the period through an underwritten public offering, the proceeds of which will primarily be used to fund the expansion of our operations in support of the growing demand for our testing services.”

As of March 31, 2012, total cash, cash equivalents, and marketable securities were $119.7 million. Net cash used in operating activities was $23.3 million for the first quarter, while purchases of capital equipment for the same period totaled $1.8 million, funded primarily through utilization of the Company’s credit facility. As of March 31, 2012, the Company had borrowed $17.0 million under the credit facility.

Operational Updates

The Company recently reported that more than 12,700 total tests, including in excess of 4,900 MaterniT21 PLUS laboratory-developed tests (LDT) offered by Sequenom CMM, were accessioned during the first quarter of 2012, a 140% increase over the same period in 2011. At the close of the first quarter of 2012, the number of MaterniT21 PLUS samples accessioned on an annualized basis equated to approximately 30,000 tests. As of the last week in April, the 52-week rate had increased to more than 45,000 tests.

“The first quarter of 2012 has been an active and productive one for Sequenom and Sequenom CMM, as we have received and responded to the strong interest in Sequenom CMM’s testing services, particularly with regard to Sequenom CMM’s MaterniT21 PLUS LDT,” said Harry Hixson, Jr., Ph.D., Chairman and CEO of Sequenom. “It is our goal to build on this positive momentum as the year progresses. We will continue to expand our reach to meet growing demand and deliver on our objective of providing high quality testing services offered by Sequenom CMM to physician customers nationwide.”

Due to the successful growth in adoption year-to-date, the Company also increased its internal goal to 40,000 MaterniT21 PLUS LDTs billed for calendar year 2012, up from the original goal of billing 25,000 tests for the year.

In response to the growing commercial interest and demand for its testing services, Sequenom CMM expanded its prenatal sales force during the first quarter, adding 23 new sales representatives, and three additional retinal sales representatives, bringing the total to more than 50 diagnostic sales representatives actively selling in all 50 states in the U.S.

During the first quarter, Sequenom CMM announced the publication of an independent multi-center study on the MaterniT21 LDT, demonstrating that the test can detect fetal trisomy 21, 18 and 13 with high accuracy from a maternal blood sample. The Company expanded the application of the MaterniT21 LDT to include the detection of trisomies 18 and 13 in addition to trisomy 21, rebranding it under the name MaterniT21TM PLUS.

Conference Call Information

A conference call will take place today, May 3, 2012, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) hosted by Chairman and CEO Harry F. Hixson, Jr., Ph.D., and other members of senior management. To access the live teleconference call, dial 800-860-2442 in the U.S., 866-605-3852 in Canada (both are toll free), and 412-858-4600 for other international callers. Please specify to the operator that you would like to join the “Sequenom First Quarter 2012 Earnings Conference Call.” If you are unable to listen to the live webcast, a teleconference replay will be available through May 11, 2012. Interested parties can access the rebroadcast by dialing 877-344-7529 or 412-317-0088 internationally and entering the conference number 10012419.

The conference call webcast is accessible through the “Investors” section of the Sequenom website at http://ir.sequenom.com. An online replay will be available following the initial broadcast until June 2, 2012.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and molecular diagnostics markets. The company was founded in 1994 and is headquartered in San Diego, California. Sequenom maintains a Web site at http://www.sequenom.com to which Sequenom regularly posts copies of its press releases as well as additional information about Sequenom. Interested persons can subscribe on the Sequenom Web site to email alerts or RSS feeds that are sent automatically when Sequenom issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the Web site.

About Sequenom Center for Molecular Medicine

Sequenom Center for Molecular Medicine (Sequenom CMM®) has two CAP accredited and CLIA-certified molecular diagnostics reference laboratories dedicated to the development and commercialization of laboratory developed tests for prenatal and retinal conditions and diseases. Utilizing innovative proprietary technologies, Sequenom CMM provides test results that can be used as tools by clinicians in managing patient care. Testing services are available only upon request to physicians. Sequenom CMM works closely with key opinion leaders and experts in obstetrics, retinal care and genetics. Sequenom CMM scientists use a variety of sophisticated and cutting-edge methodologies in the development and validation of tests. Sequenom CMM is changing the landscape in genetic diagnostics. Visit http://www.scmmlab.com for more information on laboratory testing services.

SEQUENOM® , MaterniT21™ and MaterniT21™ PLUS are trademarks of Sequenom. All other trademarks and service marks are the property of their respective owners.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding recognition of diagnostic services revenue in the future and expectations regarding conversion to accrual accounting for diagnostics revenue and the timing thereof, expectations regarding future gross margin fluctuation on a quarterly basis, the use of proceeds from Sequenom’s underwritten public offering completed during the first quarter, growing demand for Sequenom CMM’s testing services, annualized run rates for the MaterniT21 PLUS LDT, Sequenom’s goals for MaterniT21 PLUS LDTs billed for 2012, Sequenom’s goal to build on positive momentum, and plans and goals to expand and meet growing demand and deliver on its objective to provide high quality testing services to physician customers nationwide, growing commercial interest and demand for Sequenom CMM’s testing services, Sequenom’s commitment to improving healthcare through revolutionary genetic analysis solutions, dedication to the development and commercialization of laboratory developed tests, and changing the landscape in genetic disorder diagnostics, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with Sequenom’s ability to develop and commercialize new technologies and products, particularly new technologies such as prenatal and other diagnostics and laboratory developed tests, Sequenom’s ability to manage its existing cash resources or raise additional cash resources, competition, intellectual property protection and intellectual property rights of others, government regulation particularly with respect to diagnostic products and laboratory developed tests, obtaining or maintaining regulatory approvals, ongoing litigation, including patent litigation, and other risks detailed from time to time in Sequenom, Inc.’s most recent Annual Report on Securities and Exchange Commission Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Sequenom, Inc. undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

[Financial tables follow]

SEQUENOM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended
	March 31, (unaudited)
	2012	2011
Revenues:
Genetic analysis product sales and services	$10,140	$11,844
Diagnostic services	4,780	1,666

Total revenues	14,920	13,510

Costs and expenses:
Cost of genetic analysis product sales and services and diagnostics services	9,478	5,013

Gross Margin	5,442	8,497

Selling and marketing	9,757	6,060
Research and development	12,663	10,722
General and administrative	7,350	4,838

Total operating expenses	29,770	21,620

Loss from operations	(24,328)	(13,123)
Other (loss) income, net	(123)	404

Loss before income taxes	(24,451)	(12,719)
Income tax (expense) benefit	(2)	49

Net loss	$(24,453)	$(12,670)

Net loss per share, basic and diluted	$(0.22)	$(0.13)

Weighted average shares outstanding, basic and diluted	110,512	98,929

SEQUENOM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except for par value and share information)

	March 31,	December 31,
	2012	2011
	(unaudited)	(audited)
Assets:
Cash, cash equivalents, marketable securities	$119,703	$84,216
Restricted cash	209	66
Accounts receivable, net	8,455	6,972
Inventories	7,874	8,729
Prepaid expenses and other assets	4,202	3,533

Total current assets	140,443	103,516
Equipment and leasehold improvements, net	19,354	19,629
Other assets	12,085	12,402

Total assets	$171,882	$135,547

Liabilities and Stockholders’ Equity:
Accounts payable	$7,881	$8,435
Accrued expenses and other current liabilities	12,841	16,530
Deferred revenue	2,706	2,137
Long-term debt and obligations, current portion	3,661	1,902

Total current liabilities	27,089	29,004
Long-term liabilities	16,229	15,155
Stockholders’ equity	128,564	91,388

Total liabilities and stockholders’ equity	$171,882	$135,547

###